Exhibit 99.2

JDSU ANNOUNCES PRICING OF $375 MILLION OF

SENIOR CONVERTIBLE NOTES

Milpitas, California, May 11, 2006 – JDSU today announced that it has priced a private offering of $375 million aggregate principal amount of 1% senior convertible notes due 2026. The notes were offered to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers an option to purchase up to an additional $50 million aggregate principal amount in additional notes at the same price on or before the 30th day after the closing date. The sale of the notes is expected to close on May 17, 2006.

When issued:

•	The notes will represent senior unsecured obligations of the Company and bear interest at a rate of 1%;

•	They will be convertible into a combination of cash and JDSU common stock at a conversion price of $3.79 per share, subject to customary anti-dilution adjustments. This represents a 25% conversion premium based on the closing bid price of $3.03 of the Company’s common stock on May 11, 2006;

•	Each $1,000 principal amount will initially be convertible upon the satisfaction of certain conditions, including, among other things, if the closing sale price of the Company’s common stock or the trading price of the notes meets certain thresholds or if certain corporate transactions occur; and

•	Upon conversion, the Company will deliver cash equal to the lesser of the principal amount of notes to be converted and the total conversion obligation. To the extent the conversion obligation exceeds $1,000 per note, the Company will deliver, at its election, cash or shares of common stock or a combination thereof for the remainder.

The Company has the right to redeem the notes beginning May 20, 2013. Holders of the notes may require the Company to repurchase the notes on May 15, 2013, May 15, 2016, and May 15, 2021. JDSU intends to use the proceeds for general corporate purposes, which may include the repayment of existing debt.

The Company agreed to sell the notes in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States (or to a U.S. person) without registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

JDSU News Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include: (i) the likelihood, and timing, of completion of the offering and (ii) the use of proceeds described above. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (i) market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) the prevailing interest rates and (iv) the existence of alternative uses for the Company’s cash.

The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact

Jacquie Ross, 408-546-4445, investor.relations@jdsu.com